Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to our report dated January 10, 2025, with respect to the consolidated financial statements of Zerolimit Technology Holding Co. Ltd., for the years ended September 30, 2024 and 2023 in this Form F-1 of Zerolimit Technology Holding Co. Ltd. and the related Prospectus of Zerolimit Technology Holding Co. Ltd. filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

June 30, 2025